CLUBCORP, INC. ANNOUNCES $300 MILLION COMMITMENT FROM
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                            THE CYPRESS GROUP L.L.C.
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                  --INVESTMENT TO PROVIDE ADDITIONAL SUPPORT TO
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                CLUBCORP INTERNAL AND EXTERNAL GROWTH STRATEGY--
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DALLAS,  TEXAS,  October  27,  1999  -- ClubCorp, Inc. ("ClubCorp"), the world's largest owner and operator of golf courses, private clubs and resorts, today announced that it has entered into an agreement where The Cypress Group L.L.C. ("Cypress"), a New York-based private equity firm, has committed to invest $300 million in ClubCorp.

"We welcome this investment from Cypress, and are very pleased that they have joined with us in strong support of our growth strategy and our long-term vision for ClubCorp," said Robert H. Dedman, Jr., Chief Executive Officer of ClubCorp. "We examined a variety of alternatives to support the growth initiatives we intend to pursue, and we found that Cypress was the most compatible choice for us. ClubCorp has been a leader in consolidating our industry, and we believe today's investment from Cypress will position us to continue to proactively take advantage of that trend through the growth of our existing properties and the acquisition of others, both in the U.S. and abroad."

James L. Singleton, Vice Chairman of the Cypress Group, remarked, "The Dedmans have built an extraordinary company which is clearly the market leader in its industry. We are honored to become their financial partner as they implement the next phase of their strategic growth plan. We believe their membership base, and their world-class management team and collection of assets represents an unusual opportunity to create value for our existing partners."

In conjunction with this transaction, ClubCorp will expand its board of directors from four to seven members. Upon closing of the transaction, two representatives from Cypress and one additional independent director will join the board. The transaction is expected to close in 1999 and is subject to customary regulatory approval.

Merrill  Lynch  advised  ClubCorp  in  this  transaction.

The Cypress Group manages two private equity funds with more than $3.5 billion in commitments. Cypress invests in privately negotiated transactions, targeting established operating businesses and investing with management to foster continued growth. Investments made by Cypress include Cinemark USA, Inc.; Amtrol Holdings, Inc.; Scotsman Holdings; The Multicare Companies; FNC Holdings, Inc., parent of Frank's Nursery & Crafts, Inc.; and WESCO International, Inc. The Cypress Group, based in New York City, is headed by its four partners, James
A.  Stern,  Jeffrey P. Hughes, James L. (Jamie) Singleton and David P. Spalding.

Founded and headquartered in Dallas in 1957, ClubCorp is the world's largest owner and operator of golf, private clubs and resorts with assets of $1.5 billion and an international collection of more than 230 premier properties. Members of the ClubCorp family include Pinehurst (Village of Pinehurst, N.C.), the world's largest golf resort and site of the 1999 U.S. Open; The Homestead, founded in 1766 and America's first resort (Hot Springs, Va.); Mission Hills
Country Club (Rancho Mirage, Calif.), home of the Nabisco Invitational; Firestone Country Club (Akron, Ohio) host of the 1999 NEC Invitational; Metropolitan Club (Sears Tower, Chicago); City Club of San Francisco; Capital Club (Beijing); and The Tower Club (Singapore).

Additional corporate information about ClubCorp can be found online at www.clubcorp.com